EXHIBIT 99.1

XINHUA CHINA LTD. CLOSES FIRST PART
OF $4,000,000 FINANCING

BEIJING, December 14, 2005 - Xinhua China Ltd. (“Xinhua” or the “Company”) (OTC Bulletin Board: XHUA) announced today it has closed an initial $1,250,000 portion of a $4,000,000 financing.  The Company issued securities to Highgate House Funds, Ltd., an accredited, institutional investor based on exemptions from registration as set out in Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended.

“This financing gives us additional flexibility in our efforts to modernize the book circulation and distribution business in China,” said Xianping Wang, president and CEO.

In November, the Company entered into a securities purchase agreement with the institutional investor for $4,000,000. The Company has now issued a $1,250,000 principal amount secured convertible debenture, convertible into shares of common stock of the Company, par value $0.00001, and a warrant to purchase 1,035,000 additional shares of common stock at an exercise price of $0.00001 per share, exercisable until November 22, 2010.  The warrants also have a cashless warrant exchange provision where the holder, at its option, may elect to exchange warrants for shares.  The fair market value of the warrants exchanged shall be the exercise price paid by the investor.

Xinhua said an additional $2,000,000 secured convertible debenture will be issued when the Company files a registration statement with the United States Securities and Exchange Commission.  Pursuant to the Investor Registration Rights Agreement entered into between the Company and the investor, the Company agreed to file a registration statement registering the shares of common stock of the Company issuable upon conversion of the convertible debentures, accrued interest, the shares of common stock issuable upon the exercise of the warrants and the “security stock” issued in the name of the investor and held in escrow by an escrow agent per an agreement among the Company, the investor and an escrow agent.

The final $750,000 principal amount secured convertible debenture will be issued upon the SEC declaring the registration statement effective.

Proceeds from the transaction will be used for general corporate purposes, the Company said.

The holder of the debenture is entitled, at its option, to convert, at any time and from time to time until payment in full of the secured convertible debenture, all or any part of the principal amount of the secured convertible debenture, plus accrued interest, into shares of the Company’s common stock, and sell the shares on the same day.  The conversion price is the lesser of $3.50 or 100% of the average of the three lowest closing bid prices per share of the common stock during the forty trading days immediately preceding the date of conversion, according to the Company.

Interest is payable on the principal amount outstanding at 2% per year, compounded monthly.  The entire principal amount and all accrued interest shall be either (a) paid to the investor on the maturity date, or (b) converted in accordance with the terms of the secured convertible debenture, the Company said.

Terms of the securities purchase agreement provide that the Company, at its option, shall have the right to redeem, with three business days advance written notice, all or part of the outstanding secured convertible debenture at a price of 135% of the face amount redeemed plus accrued interest.

The debenture is secured by all of the assets and property of the Company, according to the Company.

The investor will receive a fee of $240,000, which is equal to 6% of the aggregate purchase price, of which $216,000 has been paid on the first closing and $24,000 will be paid on the second closing.

Yorkville Advisors Management LLC also received a structuring fee of $5,000 and a due diligence fee of $5,000.

The securities offered in the private placement to the  investor were not registered under the Securities Act of 1933, as amended (the “Act”), and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act.

About Xinhua
Xinhua is a US publicly traded holding company that, through one of its subsidiaries, Xinhua Publications Circulation & Distribution Co., Ltd., holds a national license for distribution of books and other publications in China.  Xinhua is involved in forming strategy, operating and financing for Xinhua C & D.  Xinhua also interfaces with the worldwide financial communities to inform them of the combined companies' goals and developments.  For more information, please call Mr. Alex Helmel at 1 800 884-3864 ext. 17 or visit its website at http://www.xinhuachina.com.cn.

Safe Harbor Statement
This news release may include forward-looking statements within the meaning of section 27a of the UNITED STATES SECURITIES ACT of 1933, as amended, and section 21e of the UNITED STATES SECURITIES EXCHANGE ACT of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, Xinhua’s analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "safe harbor" provisions of the United States private securities litigation reform act of 1995 and involve risks and uncertainties, which could cause actual results to differ materially from those in the forward-looking statements contained herein.

#  #  #